Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE BYLAWS OF

OVERLAND STORAGE, INC.

a California Corporation

The undersigned hereby certifies that:

1.  He is now and at all times herein mentioned has been the duly elected, qualified and acting secretary of Overland Storage, Inc. (the “Corporation”), a duly organized and existing California corporation, and in charge of the minute book and corporate records of the Corporation.

2.  By resolutions adopted and approved as of the date hereof by the board of directors of the Corporation in accordance with Article IX, Section 2 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Bylaws were amended as follows:

(a) Article II, Section 5 of the  Bylaws was amended and restated in its entirety to read as follows:

“Section 5              Manner of Giving Notice; Affidavit of Notice.  Notice of a shareholders’ meeting or any report shall be given personally, by electronic transmission by the Corporation, or by first-class mail, or, if the Corporation’s outstanding shares are held of record by five hundred (500) or more persons (determined as provided in Section 605 of the California General Corporation Law) on the record date for the shareholders’ meeting, notice may also be sent third-class mail, or other means of written communication, addressed to the shareholder at the address of that shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice; or if no address appears or is given, at the place where the principal executive office of the Corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located, provided that notice shall be delivered to a shareholder by electronic transmission only to the extent permitted by the California General Corporation Law.  The notice or report shall be deemed to have been given at the time when delivered personally, sent by electronic transmission by the Corporation, deposited in the mail, or sent by other means of written communication.

If any notice addressed to a shareholder at the address of such shareholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the shareholder upon written demand of the shareholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice.

An affidavit of mailing or electronic transmission by the Corporation of any notice or report made in accordance with the provisions of these bylaws, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving such notice, shall be filed and maintained in the minute book of the Corporation.”

(b)  Article III, Section 9 of the Bylaws was amended and restated in its entirety to read as follows:

“Section 9              Special Meetings.   Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, President, Secretary or any two (2) directors.

Written notice of the time and place of special meeting shall be delivered personally or by telephone or telegram, including a voice messaging system or by electronic transmission by the Corporation, to each director or sent by first-class mail, charges prepaid, addressed to each director at his or her address as it is shown upon the records of the Corporation.  In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting.  In case such notice is delivered personally, or by telephone or telegram, including a voice messaging system or by electronic transmission, it shall be delivered at least forty-eight (48) hours prior to the time of the holding of the meeting.  Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director.  The notice need not specify the purpose of the meeting nor the place if the meeting is to be held at the principal executive office of the Corporation.”

(c)  Article VIII, Section 4 of the Bylaws was amended and restated in its entirety to read as follows:

 “Section 4             Certificates for Shares. Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman of the Board or the President or a Vice President and by the Chief Financial Officer or a Deputy Financial Officer or the Secretary or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder.  Any or all of the signatures on the certificate may be facsimile.  In the event that any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent, or registrar before the certificate is issued, the issuance of the certificate by the Corporation shall have the same effect as if that person were an officer, transfer agent, or registrar at the date of issue.

If the shares of the Corporation are classified, or if any class of shares has two or more series, there shall appear on the certificate one of the following: (i) a statement of the rights, preferences, privileges, and restrictions granted to or imposed upon each class or series of shares authorized to be issued and upon the holders thereof; (ii) a summary of rights, preferences, privileges, and restrictions with reference to the provisions of the articles of incorporation and any certificates of determination establishing the same; or (iii) a statement setting forth the office or agency of the Corporation from which shareholders may obtain, upon request and without charge, a copy of the statement referred to in (i) above.

There shall also appear on the certificate the following statements (if applicable):  (i) that the shares are subject to restrictions upon transfer; (ii) if the shares are assessable or are not fully paid, that they are assessable or, on partly paid shares, the total amount of the consideration to be paid and the amount previously paid; (iii) that the shares are subject to a close corporation voting agreement, or an irrevocable proxy, or restrictions upon voting rights contractually imposed by the Corporation; (iv) that the Corporation is a close corporation, whose shareholders of record cannot exceed a specified amount; (v) that the shares are redeemable; and (vi) that the shares are convertible and the period for conversion.  Any statement on the face of the certificate required by this paragraph shall be conspicuous.

When the Corporation’s articles of incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares, or it becomes desirable for any reason, in the discretion of the Board of Directors, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange them for new certificates within a reasonable time to be fixed by the Board of Directors.

Notwithstanding anything contained in this Article VIII, Section 4 to the contrary, the Corporation may adopt, in accordance with Section 416(b) of the California General Corporation Law, a system of issuance, recordation, and transfer of its shares by electronic or other means not involving any issuance of certificates.”

(d)  Article X, Section 3 was added to the Bylaws to read in its entirety as follows:

“Section 3              Electronic Transmission.

(a) When used in these Bylaws, the term “electronic transmission by the Corporation” means a communication (a) delivered by (1) facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the Corporation, (2) posting on an electronic message board or network which the Corporation has designated for those communications, together with a separate notice to the recipient of the posting, which transmission shall be validly delivered upon the later of the posting or delivery of the separate notice thereof, or (3) other means of electronic communication, (b) to a recipient who has provided an unrevoked consent to the use of those means of transmission for communications under or pursuant to the Corporations Code of California, (c) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form, and (d) that satisfies the requirements applicable to consumer consent to electronic records as set forth in the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001(c)(1)), or any similar law that replaces such act.

(b)           When used in these Bylaws, “electronic transmission to the Corporation” means a communication (a) delivered by (1) facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, which the Corporation has provided from time to time to shareholders or members and directors for sending communications to the Corporation, (2) posting on an electronic message board or network which the Corporation has designated for those communications, and which transmission shall be validly delivered upon the posting, or (3) other means of electronic communication, (b) as to which the Corporation has placed in effect reasonable measures to verify that the sender is the shareholder or member (in person or by proxy) or director purporting to send the transmission, and (c) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.”

The aforementioned resolutions have not been modified or rescinded and are at the date of this Certificate in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate effective as of April 24, 2007.

/s/ Vernon A. LoForti
Vernon A. LoForti, Secretary